Exhibit 99.1

Korn Ferry Announces Definitive Agreement to Acquire AMS

Combination Will Create a Global Leader in Talent and Organizational Consulting

LOS ANGELES, June 29, 2026 — Korn Ferry (NYSE: KFY), a global organizational consulting firm, today announced that it has entered into a definitive agreement with OMERS Private Equity to acquire UK-headquartered AMS, which will create a global leader in talent and organizational consulting.

The combination will bring together two highly complementary organizations across geographies and industries with a shared commitment to drive business performance. Following completion, the collective firm will have more than 16,000 colleagues placing a professional in a job approximately every 90 seconds.

“By bringing AMS into the Korn Ferry family, we are expanding our ability to help clients solve their most critical organizational challenges,” said Gary D. Burnison, CEO, Korn Ferry. “Despite all of the technological innovations of yesterday, today and tomorrow, the real driver of organizational success is people. And with our AMS colleagues we will be stronger together than apart. Over almost 20 years I have watched AMS grow and evolve, with deep admiration and respect. I am convinced that the culture and values of both companies are completely aligned. And it all starts with people. This is indeed a significant milestone for Korn Ferry and I am excited about the future that we will shape together.”

The transaction will combine Korn Ferry’s expertise across Search, Talent & Organizational Solutions, and Workforce Solutions with AMS’s highly regarded expertise in Recruitment Process Outsourcing (RPO), Early Careers and Campus Recruiting, Contingent Workforce Solutions, Consulting, and Skills Creation.

“At AMS we connect organizations with the people who advance their vision and deliver their purpose—powering industries, achieving results and shaping futures,” said Rosaleen Blair, Founder and Chair of AMS. “In Korn Ferry we have a like-minded partner that shares the same beliefs and embraces the same values.” Following the consummation of the transaction, Rosaleen Blair will continue in a Chair role.

“Combining AMS with Korn Ferry will create new opportunities for our clients, our teams, and accelerate our ability to shape the future of work,” said Gordon Stuart, CEO of AMS.

“AMS has made incredible progress over the course of our ownership,” said Michael Block, Head of Private Capital, OMERS. “We have supported the company as it has expanded its capabilities, strengthened its client relationships and focused on the people and organizations it serves. Korn Ferry is a strong strategic fit for AMS as it enters its next chapter.”

Founded by Rosaleen Blair in 1996, AMS serves many of the world’s leading organizations across financial services, technology, healthcare, life sciences, consumer, industrial, and public sector markets. Its operations span more than 120 countries, including a well-established presence throughout Europe and Asia.

Drawing on the totality and strength of both firms—and leveraging combined expertise and relationships across geographies, the combined company will create more sustainable opportunities at scale.

Terms of the Acquisition Agreement

Under the terms of the acquisition agreement, Korn Ferry has agreed to acquire AMS for an aggregate purchase price of approximately £850 million (approximately $1.1 billion), consisting of (i) approximately £659 million (approximately $881 million) in cash and (ii) approximately £191 million (approximately $255 million) in Korn Ferry common stock. 1

Korn Ferry expects to fund the cash portion of the transaction consideration with approximately $300 million of cash on hand and the remaining approximately $581 million of cash consideration with borrowings under Korn Ferry’s existing revolver. Additionally, Korn Ferry will issue approximately 3.6 million shares2, subject to a 15% collar at the closing.

On a current annual run-rate basis, AMS is generating approximately $650 million of Fee Revenue and $100 million of Adjusted EBITDA.3 Assuming no adverse change in the economic environment, Korn Ferry estimates that the run-rate Adjusted EBITDA3 contribution within a year following the closing of the acquisition will be approximately $140 million.

The consummation of the transaction is subject to receipt of regulatory clearances and is expected to close in Korn Ferry’s 2nd fiscal quarter of FY’27. The transaction is expected to be immediately accretive to earnings per share in the first full year after adjusting for restructuring and integration and transaction costs.

AMS’s long-term contracts will add more than $1.5 billion in estimated fees remaining under existing contracts, providing greater revenue visibility and enhancing the Company’s ability to provide scalable, data-driven talent strategies across geographies and industries.

Additional details regarding the transaction will be discussed during a conference call with investors on Monday, June 29 at 8:30 a.m. EDT. The call will be webcast and available online at www.kornferry.com under Investor Relations, News & Events.

About Korn Ferry

Korn Ferry is a global consulting firm that powers performance. We unlock the potential in your people and unleash transformation across your business—synchronizing strategy, operations, and talent to accelerate performance, fuel growth, and inspire a legacy of change. That’s why the world’s most forward-thinking companies across every major industry turn to us—for a shared commitment to lasting impact and the bold ambition to Be More Than.

As the Official Talent & Organizational Consulting Partner of LA28, Korn Ferry is powering the nearly 5,000 people who power the Olympic Games—bringing in the right talent, building strong leaders, and shaping the structure and culture that will deliver an unforgettable experience for the world.

[1]	Using a 1.3376 USD:GBP exchange rate representing the most recent 20-day average rate available ending two days before signing of the definitive agreement.
[2]	Using the 20-day volume weighted average price the day before the signing of $ 71.3815.
[3]	This press release and statements we make regarding the transaction include non-GAAP and/or non-IFRS financial measures. The reconciliation is not available without unreasonable effort.

About AMS

We are people experts.

Our 8,000 colleagues power talent acquisition and consulting strategies that deliver results for leading organizations across 120 countries.

We partner with our clients to help re-define a new era of talent, driven by people, process, data and technology, enabling them to attract and retain the talent they need to achieve their vision.

Our core areas of service include: Recruitment Process Outsourcing (RPO), Early Careers and Campus Recruiting, Contingent Workforce Solutions, Consulting and Skills Creation, which are amplified by digital capability and strategic technology partnerships.

We call this...People powered partnership.

Korn Ferry Contacts

Media: Dan Gugler (310) 226-2645

dan.gugler@kornferry.com

Investor Relations: Tiffany Louder (214) 310-8407

tiffany.louder@kornferry.com

Forward-Looking Statements

Statements in this press release and our conference call include “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 concerning the transaction. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “may,” “plan,” “outlook,” “project,” “will” or other similar expressions. Such forward-looking statements include, but are not limited to, statements relating to the USD converted purchase price, the number of shares of Korn Ferry stock to be issued in the transaction, the timing of the transaction, the expected benefits of the transaction, including the global leadership position of the combined company, the combined company’s expanded capabilities, transaction synergies, future financial and operating results, and the combined company’s plans, objectives and expectations. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Such risks and uncertainties, many of which are outside of the control of Korn Ferry, include, but are not limited to: (1) the occurrence of any event or change that could give rise to the termination of the acquisition agreement; (2) the inability to timely complete or complete at all the transaction; (3) delays in obtaining or the inability to obtain, necessary regulatory approvals; (4) the risk that the transaction disrupts current plans and operations of Korn Ferry and/or AMS; (5) the ability to successfully integrate the operations and employees of AMS into Korn Ferry; (6) the ability to recognize the anticipated benefits of the transaction which may be affected by, among other things, the ability of Korn Ferry and AMS (prior to the closing) and the combined company (following the closing) to maintain relationships with clients and suppliers and retain key employees; (7) currency exchange rates; (8) fluctuations in Korn Ferry’s stock price; (9) costs related to the transaction; (10) the outcome of any legal proceedings that may be instituted against Korn Ferry or AMS or their respective affiliates following announcement of the transaction; (11) the possibility that Korn Ferry or AMS may be adversely affected by economic, business, and/or competitive factors; and (12) other risks and uncertainties indicated from time to time in filings with the SEC by Korn Ferry. Korn Ferry undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.